Exhibit 99.1

Jack in the Box Inc. Concludes Review of Strategic and Financing Alternatives; Announces Plans to Pursue Securitization; Reaffirms Long-Term Guidance

SAN DIEGO--(BUSINESS WIRE)--May 15, 2019--Jack in the Box Inc. (NASDAQ: JACK) today announced that it intends to implement a new capital structure in the form of a securitization.

STRATEGIC AND FINANCING ALTERNATIVES

The decision to pursue a securitization represents the conclusion of the company’s previously announced exploration of a range of strategic and financing alternatives to maximize shareholder value. The company’s Board of Directors and management team, with the support of legal and financial advisors, conducted a robust and wide-ranging process, which included contacting a broad range of potential strategic and financial buyers, both domestic and international. Simultaneously, the company explored various financing alternatives, and the Board and management team have concluded that implementing a new capital structure in the form of a securitization is the best alternative for driving shareholder value at this time.

“With this evaluation behind us, we are dedicated to moving the Jack in the Box brand forward. The Board of Directors unanimously and wholeheartedly supports chairman and chief executive officer Lenny Comma and the entire management team as we collectively pursue a strategic plan focused on value creation as a standalone company,” said David Goebel, lead director of the Board.

SECURITIZATION

The company intends to replace its existing senior credit facility, which includes a term loan and revolving credit facility, with a securitization. The net proceeds of the new facility would be used for repayment of the existing credit facility, transaction costs associated with the refinancing, and general corporate purposes, including the return of cash to shareholders.

Following the completion of the securitization, the company intends to resume share repurchases through open market transactions, a potential accelerated share repurchase program, or a combination thereof, with a target leverage ratio of approximately 5.0 times EBITDA.

There can be no assurance regarding the timing of a refinancing transaction, the interest rate at which the company’s existing indebtedness would be refinanced, or that a refinancing transaction will be completed.

REAFFIRMS LONG-TERM GUIDANCE (THROUGH FISCAL 2022)

This release includes forward-looking guidance for certain non-GAAP financial measures, including Restaurant-Level Margin, Adjusted EBITDA and free cash flow, which the company defines as cash flow from operations (including tenant improvement allowances) less capital expenditures. The company believes free cash flow is an important liquidity measure for investors because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, or other uses of cash. The company is unable without unreasonable effort to provide reconciliations of these forward-looking non-GAAP measures.

The guidance below has been updated to reflect the impact of the revenue recognition accounting standard that was adopted in fiscal 2019, but does not reflect the new lease accounting standard that will be adopted in fiscal 2020.

  System-wide sales of approximately $4 billion in fiscal 2022, driven by low single-digit increases in both annual same-store sales and system-wide unit growth.
  Restaurant-Level Margin of approximately 25.0 to 27.0 percent of company restaurant sales, depending on same-store sales, and labor and commodity inflation.
  G&A as a percentage of system-wide sales declining steadily to approximately 1.7 percent beginning in fiscal 2021, which reflects the new revenue recognition standards, or 1.9 percent using the prior methodology.
  Adjusted EBITDA growing to approximately $300 million in fiscal 2022.
  Following implementation of a new capital structure, the company expects to increase its leverage ratio to approximately 5.0 times EBITDA.
  Tax rate of approximately 26.0 percent, subject to fluctuations arising from the impact of excess tax benefits from share-based compensation arrangements.
  Recurring capital expenditures of approximately $20 to 25 million per year, including technology and equipment investments. In addition, capital expenditures of approximately $10 to $15 million per year in fiscal 2019 through fiscal 2021 for drive-thru enhancements and remodels at company restaurants.
  Tenant improvement allowances of approximately $25 to $35 million per year in fiscal 2019 through fiscal 2021.
  Free cash flow growing to approximately $175 million in 2022.
  The company expects to return more than $1 billion to shareholders beginning in the fourth quarter of fiscal 2018 through fiscal 2022, in the form of share repurchases and dividends.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to reduce G&A and operate efficiently; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchisee development; litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company’s brand; the company’s ability to obtain additional financing and increase its debt leverage; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

CONTACT:
Investor Contact:
Carol DiRaimo, (858) 571-2407

Media Contact:
Brian Luscomb, (858) 571-2291